Exhibit 99.B(28)(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 23, 2009, with respect to the financial statements and financial highlights of Motley Fool Independence Fund, a series of The Motley Fool Funds Trust, appearing in the October 31, 2009 annual report to shareholders, which is incorporated by reference in this Post Effective amendment to the Registration on Form N-1A (the “Registration Statement”).  We consent to the incorporation by reference in the Registration Statement of the aforementioned report  and to the use of our name as it appears under the caption “Financial Highlights”  in the Prospectus and under the caption “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Grant Thornton LLP

Boston, Massachusetts

February 26, 2010